EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

GEOMET RESOURCES, INC.

and

GEOMET, INC.

March 31, 2005

i

5.10	Entire Agreement	29
5.11	Third Party Beneficiaries	29

ARTICLE VI DEFINITIONS		30

6.1	Certain Defined Terms	30
6.2	Certain Additional Defined Terms	33

ii

EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of the 31st day of March, 2005 (the “Agreement“), is between GeoMet Resources, Inc., a Delaware corporation (“Parent“), and GeoMet, Inc., an Alabama corporation (“GeoMet“).

WHEREAS, the respective Boards of Directors of Parent and GeoMet and the Special Committee of the Board of Directors (the “Special Committee“) of GeoMet have determined that the merger of GeoMet with and into Parent is desirable and in the best interests of the stockholders of the respective companies;

WHEREAS, the respective Boards of Directors of Parent and GeoMet and the Special Committee of GeoMet, have approved the merger of GeoMet with and into Parent (the “Merger“), whereby each issued and outstanding share of Series B voting common stock, par value $.01 per share, of GeoMet (“GeoMet Common Stock“) (other than Dissenting Shares, as defined herein) not owned directly or indirectly by GeoMet or Parent will be converted into the right to receive shares of common stock, par value $.001 per share, of Parent (“Parent Common Stock“), upon the terms and subject to the conditions set forth herein;

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code“);

WHEREAS, the parties intend that this Agreement, as it relates to the Merger, shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and GeoMet hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL“) and the Alabama Business Corporation Act (the “ABCA“), at the Effective Time (as defined in Section 1.3) GeoMet shall be merged with and into Parent. As a result of the Merger, the separate corporate existence of GeoMet shall cease and Parent shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation“).

1.2    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing“) shall take place at the offices of Thompson & Knight L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article IV or at such other time and place and on such other date as

Parent and GeoMet shall agree; provided, that the closing conditions set forth in Article IV shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the “Closing Date“.

1.3    Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger and with the Secretary of State of Alabama articles of merger in such forms as required by, and executed in accordance with, the relevant provisions of the DGCL and the ABCA. The “Effective Time“ of the Merger as that term is used in this Agreement shall mean such time as the certificate of merger and articles of merger are duly filed with the Secretaries of State of Delaware and Alabama or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger and articles of merger pursuant to the mutual agreement of Parent and GeoMet.

1.4    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of Parent and GeoMet shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Parent and GeoMet shall attach to the Surviving Corporation, all in accordance with the DGCL and the ABCA.

1.5    Certificate of Incorporation; Bylaws

(a)    The Certificate of Incorporation of Parent (the “Parent Certificate“), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein and under the DGCL, except that such Certificate of Incorporation shall be amended as follows:

(i)    Article I shall be amended to read in its entirety as follows:

“The name of the corporation is GeoMet, Inc. (the “Corporation”).”

(ii)    Article IV shall be amended to read in its entirety as follows:

“The aggregate number of shares of all classes of stock that the Corporation shall have the authority to issue is 10,000,000 shares of common stock, par value of $0.001 per share.”

(iii)    Article VIII shall be amended to read in its entirety as follows:

“Intentionally omitted.”

(b)    The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the DGCL.

1.6    Directors and Officers. At and after the Effective Time the directors of the Surviving Corporation shall be W. Howard Keenan, Jr., Tomás R. LaCosta, J. Darby Seré, William C. Rankin, Philip G. Malone, Brett S. Camp and Jeffrey Smith, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of GeoMet immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

1.7    Conversion of Securities Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent or GeoMet or their stockholders:

(a)    Each share of GeoMet Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of GeoMet Common Stock to be canceled pursuant to Section 1.7(b), shall be converted into the right to receive 4,660.1243 (the “Exchange Ratio“) shares of Parent Common Stock.

(b)    Each share of GeoMet Common Stock held in the treasury of GeoMet and each share of GeoMet Common Stock owned by Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c)    Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time.

1.8    Exchange of Certificates; Fractional Shares

(a)    As soon as practicable after the Effective Time, each holder of a certificate that prior thereto represented GeoMet Common Stock shall be entitled, upon surrender thereof to Parent, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock into which the shares of GeoMet Common Stock so surrendered shall have been converted as aforesaid, rounded up to the nearest whole share, in such denominations and registered in such names as such holder may request. No fractional shares of Parent Common Stock shall be issued. Until so surrendered and exchanged, each certificate that prior to the Effective Time represented GeoMet Common Stock shall represent solely the right to receive Parent Common Stock.

(b)    All shares of Parent Common Stock issued upon the surrender for exchange of certificates that prior to the Effective Time represented shares of GeoMet Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GeoMet Common Stock. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of GeoMet Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which prior to the Effective Time represented shares of GeoMet Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9    Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GeoMet, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

1.10    GeoMet Stock Options. Subject to the consummation of the Merger and effective at the Effective Time, Parent and GeoMet will take such action as is necessary to convert, effective at the Effective Time, each option to purchase shares of GeoMet Common Stock (each, a “GeoMet Option“) that remains as of such time unexercised in whole or in part for an option to purchase Parent Common Stock (a “Parent Option“), with such exchange to be effected as follows:

(a)    Each Parent Option shall be fully vested by virtue of the fact that vesting of the GeoMet Option being converted will be accelerated by its terms as a result of the Merger;

(b)    The number of shares of Parent Common Stock purchasable under the Parent Option shall be equal to the number of shares of Parent Common Stock that the holder of the GeoMet Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such GeoMet Option been exercised in full immediately prior to consummation of the Merger; and

(c)    The per share exercise price of each Parent Option shall be an amount equal to the per share exercise price of the GeoMet Option being assumed divided by the Exchange Ratio.

1.11    Option to Purchase Additional Shares of Parent Common Stock.

(a)    In connection with the Merger, Parent shall grant each of the stockholders of GeoMet other than Parent and each of the holders of options to purchase GeoMet Common Stock an option (the “Non-dilution Option“) to purchase up to that number of shares of Parent Common Stock that when added to the number of shares of Parent Common Stock and shares of Parent Common Stock purchasable under Parent Options to be received by such stockholder or optionholder in connection with the Merger would give such stockholder or optionholder the same ownership percentage, on a fully-diluted basis, as such stockholder or optionholder held in GeoMet immediately prior to the Merger. The Non-dilution Option shall expire on the thirtieth (30th) day following the Closing Date. It shall be a condition to the exercise of the Non-dilution Option that each stockholder or optionholder exercising the Non-dilution Option enter into a stockholders agreement in a form agreeable to Parent.

(b)    The exercise price for the Non-dilution Option shall be $30.57 per share. The exercise price shall be paid to Parent in cash or by execution and delivery of a promissory note and stock pledge agreement, or a combination thereof. If any portion of the exercise price is paid by execution and delivery of a promissory note and stock pledge agreement, such promissory note and stock pledge agreement shall be in the forms set forth as Exhibit A and Exhibit B, respectively to this Agreement and shall be full-recourse to the stockholder or optionholder and secured by Parent Common Stock or Parent Options equal in value to 200% of the aggregate principal amount of the note (100% in the case of optionholders).

1.12    Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any shares of GeoMet Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder’s dissenter’s rights in accordance with Article 13 of the ABCA or any successor provision (“Dissenting Shares“), shall not be converted into, or represent the right to receive, Parent Common Stock in accordance with Section 1.7, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the ABCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive Parent Common Stock in accordance with Section 1.7, without interest or dividends thereon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1     Representations and Warranties of GeoMet. GeoMet hereby represents and warrants to Parent that:

(a)     Organization and Qualification of GeoMet. GeoMet is duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect. GeoMet is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No actions or proceedings to dissolve GeoMet are pending. GeoMet has heretofore delivered to Parent true and complete copies of GeoMet’s Articles of Incorporation (the “GeoMet Articles“) and bylaws as in existence on the date hereof.

(b)     No Subsidiaries. GeoMet does not own, directly or indirectly, the capital stock or other securities of any corporation or partnership or have any direct or indirect equity or ownership interest in any other person, other than GeoMet Operating Company Inc., an Alabama corporation and Hudson’s Hope Gas, Ltd., a Canadian national corporation, (collectively, the “GeoMet Subsidiaries“), both of which are wholly-owned subsidiaries of GeoMet.

(c)     Capitalization.

(i)    The authorized capital stock of GeoMet consists of 6,000 shares of GeoMet Common Stock, par value $.01 per share, all of which shares are classified as Series B Voting Common Stock. There are issued and outstanding 1,250 shares of GeoMet Common Stock. No shares of GeoMet Common Stock are held as treasury shares. A total of 62.5 shares of GeoMet Common Stock have been reserved for issuance pursuant to the stock option plans described in Section 2.1(c)(ii). All issued shares of GeoMet Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except for the Stockholders’ Agreement dated as of December 8, 2000, GeoMet is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of GeoMet.

(ii)    There are outstanding GeoMet Options to purchase an aggregate of 49.625 shares of GeoMet Common Stock under the 2001 Stock Option Plan (the “2001 Plan“). Other than as set forth in Section 2.1(c)(i) and this Section 2.1(c)(ii), there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of GeoMet outstanding other than GeoMet Common Stock issued pursuant to the exercise of GeoMet Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of GeoMet, or contracts, understandings or arrangements to which GeoMet is a party, or by which GeoMet is or may be bound, to issue additional shares of capital stock or equity interests or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock or equity interests.

(iii)    Other than shares of capital stock or partnership interests of the GeoMet Subsidiaries owned by GeoMet, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock, partnership interest or other equity securities of the GeoMet Subsidiaries outstanding or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock or partnership interest of the GeoMet Subsidiaries, or contracts, understandings or arrangements to which GeoMet or any of the GeoMet Subsidiaries is a party, or by which GeoMet or any of the GeoMet Subsidiaries is or may be bound, to issue additional shares of capital stock, partnership interest or equity interests or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock, partnership interest or equity interests.

(d)     Authorization and Validity of Agreement. GeoMet has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by GeoMet of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in Section 3.4). On or prior to the date hereof the Board of Directors (the “GeoMet Board“) and Special Committee has determined to recommend approval of the Merger to the stockholders of GeoMet, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by GeoMet and is the valid and binding obligation of GeoMet, enforceable against GeoMet in accordance with its terms.

(e)     No Approvals or Notices Required; No Conflict with Instruments to which GeoMet is a Party. Neither the execution and delivery of this Agreement nor the performance by GeoMet of its obligations hereunder, nor the consummation of the transactions contemplated hereby by GeoMet, will (i) conflict with the GeoMet Articles or the bylaws of GeoMet; (ii) governing documents of any of the GeoMet Subsidiaries; (iii) assuming satisfaction of the requirements set forth in clause (iv) below, violate any provision of law applicable to GeoMet or the GeoMet Subsidiaries; (iv) except for the filing of a certificate of merger and articles of merger in accordance with the DGCL and ABCA, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to GeoMet or the GeoMet Subsidiaries; or (v) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of GeoMet or the GeoMet Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, partnership agreement or other agreement or commitment or any order, judgment or decree to which GeoMet or the GeoMet Subsidiaries is a party or by which GeoMet or the GeoMet Subsidiaries or any of their assets or properties is bound or encumbered, except those that have already been given, obtained or filed or that will be given, obtained or filed prior to the Closing or as would not have a Material Adverse Effect on GeoMet.

(f)     Financial Statements. GeoMet has heretofore delivered to Parent copies of GeoMet’s consolidated balance sheet as of December 31, 2004 and the related consolidated statements of income, change in stockholders’ equity and cash flows for the three years ended December 31, 2004 (collectively, the “Financial Statements“). The Financial Statements (including any related notes or schedules) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto). The Financial Statements fairly present the financial position of GeoMet and the GeoMet Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders’ equity for the periods then ended. As of the date hereof, neither GeoMet nor the GeoMet Subsidiaries has any liabilities, absolute or contingent, direct or indirect, that are not reflected in the Financial Statements, except as would not have a Material Adverse Effect on GeoMet.

(g)     Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 2004, except as contemplated by this Agreement,

GeoMet and the GeoMet Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Effect pertaining to GeoMet, or any condition, event or development that reasonably may be expected to result in any such Material Adverse Effect; (ii) any material change by GeoMet or the GeoMet Subsidiaries in their accounting methods, principles or practices; (iii) any revaluation by GeoMet or the GeoMet Subsidiaries of any of their assets, including, without limitation, writing down the value of properties or assets or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by GeoMet or the GeoMet Subsidiaries into any commitment or transaction material to GeoMet or the GeoMet Subsidiaries; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the GeoMet Common Stock or any redemption, purchase or other acquisition of any of its securities; (vi) any increase in indebtedness for borrowed money other than advances under the Credit Agreement in the ordinary course; (vii) any granting of a security interest or lien on any material property or assets of GeoMet or the GeoMet Subsidiaries, other than Permitted Encumbrances; or (viii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of GeoMet or the GeoMet Subsidiaries other than any increase or establishment approved by the Compensation Committee of GeoMet and disclosed in writing to Parent.

(h)     Litigation. Except as would not have a Material Adverse Effect on GeoMet, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of GeoMet, threatened against or affecting GeoMet or the GeoMet Subsidiaries or any of their properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity or before any arbitration board or panel.

(i)     Compliance with Laws and Permits. Except as would not have a Material Adverse Effect on GeoMet, GeoMet and the GeoMet Subsidiaries (i) have complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, product safety, and civil rights); (ii) have obtained and hold all material permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of their business or the lawful ownership, use and operation of their assets; (iii) have not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; and (iv) have not been charged or, to the best knowledge of GeoMet, threatened with, or, to the best knowledge of GeoMet, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of GeoMet or the GeoMet Subsidiaries.

(j)    Employees; Employee Benefit Plans.

   (i)    True and complete copies of each of GeoMet’s or any of the GeoMet’s Subsidiaries’ Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Parent.

   (ii)    Except as would not have a Material Adverse Effect on GeoMet:

       (A)    None of GeoMet, the GeoMet Subsidiaries, nor any corporation, trade, business or entity under common control with GeoMet or the GeoMet Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “GeoMet ERISA Affiliate“) contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

       (B)    Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

       (C)    There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of GeoMet, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

       (D)    No act, omission or transaction has occurred which would result in imposition on GeoMet, the GeoMet Subsidiaries, or any GeoMet ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

       (E)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require GeoMet, the GeoMet Subsidiaries or any GeoMet ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

   (iii)    Termination of employment of any employee of GeoMet, the GeoMet Subsidiaries or any GeoMet ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

    (iv)    Each Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

    (v)    None of the employees of GeoMet, the GeoMet Subsidiaries or any GeoMet ERISA Affiliate are subject to union or collective bargaining agreements.

(k)     Severance Payments. Except as would not have a Material Adverse Effect on GeoMet, GeoMet and the GeoMet Subsidiaries do not and will not owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

(l)     Taxes. Except as would not have a Material Adverse Effect, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to GeoMet, the GeoMet Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which GeoMet or the GeoMet Subsidiaries was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by GeoMet or the GeoMet Subsidiaries. There is no material claim against GeoMet or the GeoMet Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to GeoMet or the GeoMet Subsidiaries that has not been adequately provided for in reserves established by GeoMet or the GeoMet Subsidiaries. The total amounts set up as liabilities for current and deferred Taxes in the Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of GeoMet and the GeoMet Subsidiaries through the periods covered thereby. GeoMet and the GeoMet Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from GeoMet or the GeoMet Subsidiaries. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of GeoMet or the GeoMet Subsidiaries.

(m)     Books and Records. All books, records and files of GeoMet and the GeoMet Subsidiaries (including those pertaining to oil and gas properties, wells and other assets, those pertaining to the production, gathering, transportation and sale of hydrocarbons, and corporate, accounting, financial and employee records) (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (ii) fairly and accurately reflect in all material respects the ownership, use, enjoyment and operation by GeoMet and the GeoMet Subsidiaries of their respective assets.

(n)     Governmental Regulation. Neither GeoMet nor any of the GeoMet Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Neither GeoMet nor any of the GeoMet Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither GeoMet nor any of the GeoMet Subsidiaries has a similar status under any similar state laws or regulations of the type regulating public utilities.

(o)     Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(i)    GeoMet and the GeoMet Subsidiaries have conducted their business and operated their assets, and are conducting their business and operating their assets, in material compliance with all Applicable Laws pertaining to health, safety, the environment, Hazardous Material (as such term is defined in CERCLA), or Solid Wastes (as such term is defined in RCRA) (such Applicable Laws as they now exist or are hereafter enacted and/or amended are collectively, for purposes of this Agreement, called “Environmental Laws“ including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, for purposes of this Section, called “CERCLA“), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, for purposes of this Section, called “RCRA“);

(ii)    Neither GeoMet nor any of the GeoMet Subsidiaries has been notified by any Governmental Entity that any of the operations or assets of GeoMet or any of the GeoMet Subsidiaries is the subject of any investigation or inquiry by any Governmental Entity evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(iii)    Neither GeoMet, the GeoMet Subsidiaries nor, to GeoMet’s knowledge, any other person has filed any notice under any federal, state or local law indicating that (i) GeoMet or any of the GeoMet Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of GeoMet or any of the GeoMet Subsidiaries;

(iv)    Neither GeoMet nor any of the GeoMet Subsidiaries has any material contingent liability in connection with (A) the release into the environment at or on any property now or previously owned or leased by any of such persons, or (B) storage or disposal of any Hazardous Material;

(v)    In the last six years, neither GeoMet nor any of the GeoMet Subsidiaries has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential material liability under any Environmental Law relating to operations or conditions or any facilities or property owned, leased or operated by any of such persons;

(vi)    No property now or previously owned, leased or operated by GeoMet or any of the GeoMet Subsidiaries is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list as sites requiring investigation or cleanup;

(vii)    Neither GeoMet nor any of the GeoMet Subsidiaries is directly transporting, has directly transported or is directly arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list or which is the subject of federal, state or local enforcement actions that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(viii)    There are no sites, locations or operations at which GeoMet or any of the GeoMet Subsidiaries is currently undertaking any remedial or response action relating to any disposal or release of any Hazardous Material, as required by Environmental Laws; and

(ix)    All underground storage tanks and solid waste disposal facilities owned or operated by GeoMet or any of the GeoMet Subsidiaries are used and operated in material compliance with Environmental Laws.

(p)     Insurance. All material properties and material risks of GeoMet and the GeoMet Subsidiaries are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts and with such deductible amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of GeoMet and the GeoMet Subsidiaries. Neither GeoMet nor any of the GeoMet Subsidiaries shall have any liability for retroactive price adjustments arising under such insurance coverage based on levels of actual activity during the time period of such coverage. GeoMet has provided Parent with true and correct copies of all policies of fire, liability, casualty, life and other insurance currently in force.

(q)     Title to Oil and Gas Interests. The title of GeoMet and the GeoMet Subsidiaries to each of GeoMet’s and the GeoMet Subsidiaries’ Oil and Gas Interests is Defensible Title. The oil and gas leases included within the Oil and Gas Interests are in full force and effect.

(r)     Oil and Gas Operations. Except as would not have a Material Adverse Effect on GeoMet:

    (i)    All wells included in the Oil and Gas Interests of GeoMet and the GeoMet Subsidiaries have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with Applicable Law.

    (ii)    Proceeds from the sale of hydrocarbons produced from GeoMet’s and the GeoMet Subsidiaries’ Oil and Gas Interests are being received by GeoMet or one of the GeoMet Subsidiaries, as applicable, in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $100,000 and held in suspense in the ordinary course of business).

(s)     Hydrocarbon Sales and Purchase Agreements. Except as would not have a Material Adverse Effect on GeoMet, each of the Hydrocarbon Agreements to which GeoMet or one of the GeoMet Subsidiaries is a party is valid, binding and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement, and no event has occurred (including for this purpose, the execution of this Agreement or the consummation of the Merger) that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration under any Hydrocarbon Agreement.

(t)     Intellectual Property. GeoMet or one of the GeoMet Subsidiaries either owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the Merger, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder except as would not have a Material Adverse Effect on GeoMet. GeoMet and the GeoMet Subsidiaries are in compliance in all material respects with such licenses and agreements and there are no pending or threatened claims, actions, suits or proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such property or the right of GeoMet or any of the GeoMet Subsidiaries to use, copy, modify or distribute the same.

(u)     Maintenance of Machinery. All equipment and machinery owned by GeoMet and the GeoMet Subsidiaries has had reasonable and prudent maintenance upkeep and repair since the date it was acquired thereby.

(v)     Gas Imbalances; Calls on Production; Prepayments. Except as would not have a Material Adverse Effect, (i) Neither GeoMet nor any of the GeoMet Subsidiaries has received any deficiency payments under gas contracts for which any party has a right to take deficiency gas therefrom nor received any payments for production which are subject to refund or recoupment out of future production; (ii) no prepayment for hydrocarbon sales has been received by GeoMet or any of the GeoMet Subsidiaries for hydrocarbons which have not been delivered as of the date hereof; and (iii) no party has a call or preferential right to purchase production from any of GeoMet’s or any of the GeoMet Subsidiaries’ Oil and Gas Interests.

(w)     Royalties. To the knowledge of GeoMet (after due inquiry) as to wells not operated by GeoMet or any of the GeoMet Subsidiaries, and without qualification as to knowledge as to all wells operated by GeoMet or any of the GeoMet Subsidiaries, all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to GeoMet’s or any of the GeoMet Subsidiaries’ Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which GeoMet or any of the GeoMet Subsidiaries’ has a valid right to suspend.

(x)     Plugging and Abandonment Liabilities. Except would not have a Material Adverse Effect, neither GeoMet nor any of the GeoMet Subsidiaries has an obligation as of the date hereof under Applicable Law to plug and abandon any well.

(y)     Contracts; No Defaults. Each agreement to which GeoMet or any GeoMet Subsidiaries is a party involving amounts in excess of $1,000,000 (the “Contracts“) is a valid and binding agreement of GeoMet or one of the GeoMet Subsidiaries and, to the knowledge of GeoMet, the other party or parties thereto, enforceable against GeoMet or one of the GeoMet Subsidiaries and, to the knowledge of GeoMet, such other parties in accordance with its terms. GeoMet or one of the GeoMet Subsidiaries, as applicable, has performed all of its obligations under and is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by GeoMet or one of the GeoMet Subsidiaries, as applicable, under, any of such Contracts, and neither GeoMet nor any of the GeoMet Subsidiaries has received any notice from, or given any notice to, any other party indicating that GeoMet or one of the GeoMet Subsidiaries, as applicable, is in breach of or in default under any of such Contracts. To the knowledge of GeoMet, no other party to any of such Contracts is in breach of or in default under such Contracts, nor has any assertion been made by GeoMet or one of the GeoMet Subsidiaries of any such breach or default.

(z)     Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of GeoMet Common Stock is the only vote of the holders of any class or series of the capital stock of GeoMet necessary to approve this Agreement and the Merger, notwithstanding any greater percentage that this Agreement may be conditioned on.

2.2     Representations and Warranties of Parent. Parent hereby represents and warrants to GeoMet that:

(a)     Organization and Compliance with Law. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such authority would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)     No Subsidiaries. Parent does not own, directly or indirectly, the capital stock or other securities of any corporation or partnership or have any direct or indirect equity or ownership interest in any other person, other than its ownership in GeoMet and indirect ownership in the GeoMet Subsidiaries.

(c)     Capitalization.

(i)    The authorized capital stock of Parent consists of 6,000,000 shares of Parent Common Stock, par value $.001 per share. As of the date hereof, there are issued and outstanding 6,000,000 shares of Parent Common Stock and no shares of Parent Common Stock were held as treasury shares. On or before the Closing Date, an aggregate of 300,000 shares of Parent Common Stock will be reserved for issuance pursuant to Parent’s 2005 Stock Option Plan, 450,603 shares of Parent Common Stock will be reserved for issuance pursuant to the Non-dilution Options, and an additional 300,000 shares of Parent Common Stock will be reserved for issuance upon the exercise of other outstanding stock options granted. All issued shares of Parent Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except for the Stock Acquisition and Shareholders’ Agreement, dated December 7, 2000, as amended Parent is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Parent.

(ii)    Other than as set forth in this Section 2.2(c) and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Parent outstanding or (B) except for options referenced above, outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of

Parent, or contracts, understandings or arrangements to which Parent is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

(d)     Authorization and Validity of Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger and related amendment to the Parent Certificate, to the approval of this Agreement by the stockholders of Parent as provided for in Section 3.4). On or prior to the date hereof, the Board of Directors of Parent has determined to recommend the adoption of the approval of the Merger to the stockholders of Parent, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Parent and is the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(e)     No Approvals or Notices Required; No Conflict with Instruments to which Parent is a Party. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Parent, will (i) conflict with the Parent Certificate or the bylaws of Parent; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Parent; (iii) except for the filing of a certificate of merger and articles of merger by GeoMet and Parent in accordance with the DGCL and the ABCA, require any consent or approval of, or filing with or notice to, any Governmental Entity, domestic or foreign, under any provision of law applicable to Parent; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Parent under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent is a party or by which Parent or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed or that will be given, obtained or filed prior to the Closing or as would not have a Material Adverse Effect on Parent.

(f)     Financial Statements. Parent has heretofore delivered to GeoMet copies of Parent’s balance sheet as of December 31, 2004 and the related statements of income, change in stockholders’ equity and cash flows for the three years ended December 31, 2004 (collectively, the “Parent Financial Statements“). The Parent Financial Statements (including any related notes or schedules) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto). The Parent Financial Statements fairly present the financial position of Parent as of the dates thereof and the results of operations, cash flows and changes in stockholders’ equity for the periods then ended. As of the date hereof, Parent has no liabilities, absolute or contingent, direct or indirect, that are not reflected in the Financial Statements, except as would not have a Material Adverse Effect on Parent.

(g)     Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 2004, except as contemplated by this Agreement, Parent has conducted its business only in the ordinary and usual course, and there has not been (i) any Material Adverse Effect pertaining to Parent, or any condition, event or development that reasonably may be expected to result in any such Material Adverse Effect; (ii) any material change by Parent in its accounting methods, principles or practices; (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of properties or assets or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Parent into any commitment or transaction material to Parent; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Parent Common Stock (other than $3,000,000 that will be paid to the Stockholders of Parent prior to the Merger) or any redemption, purchase or other acquisition of any of its securities; (vi) any increase in indebtedness for borrowed money; (vii) any granting of a security interest or lien on any material property or assets of Parent, other than Permitted Encumbrances; or (viii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Parent other than any increase or establishment in the ordinary course and consistent with past practices or that has been disclosed in writing to GeoMet.

(h)     Litigation. Except as would not have a Material Adverse Effect on Parent, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its properties at law or in equity, or any of its employee benefit plans or fiduciaries of such plans, or before or by any Governmental Entity, or before any arbitration board or panel, wherever located.

(i)     Compliance with Laws and Permits. Except as would not have a Material Adverse Effect on Parent, Parent (i) has complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, production, sales, gathering and transportation of hydrocarbons, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, product safety, and civil rights); (ii) has obtained and hold all material permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets; (iii) has not received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied; and (iv) has not been charged or, to the best knowledge of Parent, threatened with, or, to the best knowledge of Parent, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of Parent.

(j)    Employees; Employee Benefit Plans.

   (i)    True and complete copies of each of Parent’s Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to GeoMet.

   (ii)    Except as would not have a Material Adverse Effect on Parent:

     (A)    None of Parent or any corporation, trade, business or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Parent ERISA Affiliate“) contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

     (B)    Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

     (C)    There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or to the knowledge of Parent, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

     (D)    No act, omission or transaction has occurred which would result in imposition on Parent or any Parent ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

     (E)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Parent or any Parent ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

   (iii)    Each Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(iv)    None of the employees of Parent or any Parent ERISA Affiliate are subject to union or collective bargaining agreements.

(k)    Taxes. Except as would not have a Material Adverse Effect, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Parent, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Parent was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Parent. There is no material claim against Parent with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Parent that has not been adequately provided for in reserves established by Parent. The total amounts set up as liabilities for current and deferred Taxes in the Parent Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Parent through the periods covered thereby. Parent has (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from Parent. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of Parent.

(l)    Books and Records. All books, records and files of Parent (including those pertaining to the corporate, accounting, financial and employee records) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures.

(m)    Governmental Regulation. Parent is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Parent is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Parent does not have a similar status under any similar state laws or regulations of the type regulating public utilities.

(n)    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(i)    Parent has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

(ii)    Parent has not been notified by any Governmental Entity that any of the operations or assets of Parent is the subject of any investigation or inquiry by any Governmental Entity evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(iii)    Neither Parent nor, to Parent’s knowledge, any other person has filed any notice under any federal, state or local law indicating that (i) Parent is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of Parent;

(iv)    Parent does not have any material contingent liability in connection with (A) the release into the environment at or on any property now or previously owned or leased by any of such persons, or (B) storage or disposal of any Hazardous Material;

(v)    In the last six years, Parent has not received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged material violation of any Environmental Law or regarding potential material liability under any Environmental Law relating to operations or conditions or any facilities or property owned, leased or operated by any of such persons;

(vi)    No property now or previously owned, leased or operated by Parent is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list as sites requiring investigation or cleanup;

(vii)    Parent is not directly transporting, has not directly transported and is not directly arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA or on any similar federal or state list or which is the subject of federal, state or local enforcement actions that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(viii)    There are no sites, locations or operations at which Parent is currently undertaking any remedial or response action relating to any disposal or release of any Hazardous Material, as required by Environmental Laws; and

(ix)    All underground storage tanks and solid waste disposal facilities owned or operated by Parent are used and operated in material compliance with Environmental Laws.

(o)    Insurance. All material properties and material risks of Parent are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts and with such deductible amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Parent. Parent shall not have any liability for retroactive price adjustments arising under such insurance coverage based on levels of actual activity during the time period of such coverage. Parent has provided GeoMet with true and correct copies of all policies of fire, liability, casualty, life and other insurance currently in force.

(p)    Oil and Gas Interests and Operations. Parent has no Oil and Gas Interests and conducts no oil and gas operations.

(q)    Contracts; No Defaults. Each agreement to which Parent is a party involving amounts in excess of $1,000,000 (the “Parent Contracts“) is a valid and binding agreement of Parent and, to the knowledge of Parent, the other party or parties thereto, enforceable against Parent and, to the knowledge of Parent, such other parties in accordance with its terms. Parent has performed all of its obligations under and is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Parent under, any of such Parent Contracts, and Parent has not received any notice from, or given any notice to, any other party indicating that Parent is in breach of or in default under any of such Parent Contracts. To the knowledge of Parent, no other party to any of such Parent Contracts is in breach of or in default under such Parent Contracts, nor has any assertion been made by Parent of any such breach or default.

(r)    Voting Requirements. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present at the Parent special stockholders’ meeting convened in accordance with Section 3.4 and entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve this Agreement.

ARTICLE III

COVENANTS OF GEOMET AND PARENT PRIOR TO THE EFFECTIVE TIME

3.1     Conduct of Business by GeoMet Pending the Merger. GeoMet covenants and agrees that, from the date of this Agreement until the Effective Time, unless Parent shall otherwise agree in writing:

(a)    the business of GeoMet and the GeoMet Subsidiaries shall be conducted only in, and GeoMet shall not and shall not permit the GeoMet Subsidiaries to take any action except in, the ordinary course of business and consistent with past practice;

(b)    GeoMet shall not and shall not permit the GeoMet Subsidiaries to directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock of GeoMet or the GeoMet Subsidiaries except upon the exercise of GeoMet Options or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of GeoMet or the GeoMet Subsidiaries; (ii) amend or propose to amend the GeoMet Articles or the bylaws of GeoMet or the governing documents of the GeoMet Subsidiaries; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to GeoMet’s or any of the

GeoMet Subsidiaries’ capital stock, partnership interest or other securities or equity equivalents, whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, any of its capital stock or other securities or equity equivalents; (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (viii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

(c)    GeoMet shall use its reasonable efforts (i) to preserve intact the business organization of GeoMet and the GeoMet Subsidiaries; (ii) to maintain in effect any authorizations or similar rights of GeoMet and the GeoMet Subsidiaries; (iii) to keep available the services of its and the GeoMet Subsidiaries’ current officers and key employees; (iv) to preserve the goodwill of those having business relationships with it and the GeoMet Subsidiaries; (v) to maintain and keep its and the GeoMet Subsidiaries’ properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the GeoMet Subsidiaries;

(d)    Neither GeoMet nor the GeoMet Subsidiaries shall make or agree to make new capital expenditures that in the aggregate exceed $500,000 unless such capital expenditures have been included in the 2005 annual budget that has been approved by the GeoMet Board;

(e)    GeoMet and the GeoMet Subsidiaries shall perform their respective obligations under any contracts and agreements to which they are a party or to which their assets are subject;

(f)    Neither GeoMet nor the GeoMet Subsidiaries shall acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or stock, equity interests or any assets that in the aggregate are material to GeoMet or the GeoMet Subsidiaries;

(g)    Neither GeoMet nor the GeoMet Subsidiaries shall acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)    Neither GeoMet nor the GeoMet Subsidiaries shall amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability;

(i)    Neither GeoMet nor the GeoMet Subsidiaries shall pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements;

(j)    Neither GeoMet, nor the GeoMet Subsidiaries shall enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

(k)    Neither GeoMet, nor the GeoMet Subsidiaries shall amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

(l)    Neither GeoMet, nor the GeoMet Subsidiaries shall waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

(m)    Neither GeoMet, nor the GeoMet Subsidiaries shall take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article IV not being satisfied. GeoMet promptly shall advise Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on GeoMet; and

(n)    Neither GeoMet, nor the GeoMet Subsidiaries shall authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

3.2     Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, from the date of this Agreement until the Effective Time, unless the Special Committee shall otherwise agree in writing:

(a)    the business of Parent shall be conducted only in, and Parent shall not take any action except in, the ordinary course of business and consistent with past practice;

(b)    Parent shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock of Parent except upon the exercise of Parent Options or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of Parent; (ii) amend or propose to amend the Parent Certificate or the bylaws of Parent; (iii) except for $3,000,000 that will be paid to the stockholders of Parent as a dividend prior to the Merger, split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock or other securities or equity equivalents, whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, any of its capital stock or other securities or equity equivalents; (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.2(b); (vi) except for the adoption of the 2005 Stock Option Plan and the issuance of Parent Options and Non-dilution Options in connection with the Merger, enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (viii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

(c)    Parent shall use its reasonable efforts (i) to preserve intact the business organization of Parent; (ii) to maintain in effect any authorizations or similar rights of Parent; (iii) to keep available the services of its current officers and key employees; (iv) to preserve the goodwill of those having business relationships with it; (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

(d)    Parent shall not make or agree to make new capital expenditures that in the aggregate exceed $50,000;

(e)    Parent shall perform its respective obligations under any contracts and agreements to which it is a party or to which its assets are subject;

(f)    Parent shall not acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or stock, equity interests or any assets that in the aggregate are material to Parent;

(g)    Other than the Merger, Parent shall not acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)    Parent shall not amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability;

(i)    Parent shall not pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Parent Financial Statements;

(j)    Parent shall not enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

(k)    Parent shall not amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

(l)    Parent shall not waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

(m)    Parent shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article IV not being satisfied. Parent promptly shall advise GeoMet orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Parent; and

(n)    Parent shall not authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

3.3     Joint Proxy Statement. Promptly after the date of this Agreement, GeoMet shall cooperate with Parent in preparing a joint proxy statement (the “Proxy Statement“) with respect to the meetings or actions by written consent of stockholders of GeoMet and Parent referred to in Section 3.4. The Proxy Statement shall contain the recommendation of the GeoMet Board and the Special Committee that the stockholders of GeoMet vote to approve and adopt this Agreement.

3.4     Meeting of Stockholders of GeoMet and Parent. GeoMet and Parent shall promptly take all action reasonably necessary in accordance with the DGCL and the ABCA and the GeoMet Articles, the Parent Certificate and GeoMet’s and Parent’s bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement (or to submit such action to stockholders by written consent in lieu of a meeting).

ARTICLE IV

CONDITIONS

4.1     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)    This Agreement shall have been approved by the requisite vote of the stockholders of Parent and GeoMet, as may be required by this Agreement, by Applicable Law, and by any applicable provisions of the GeoMet Articles, the Parent

Certificate and GeoMet’s and Parent’s bylaws and in addition to any such requirements, the Merger shall have been approved by holders of two-thirds of the GeoMet Common Stock not held by Parent;

(b)    Other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Entity of competent jurisdiction directing that any aspect of the Merger not be consummated, or (ii) any action, suit or proceeding pending or threatened in writing in which it is or may be sought to prohibit, substantially delay or rescind this Agreement or any aspect of the Merger or to obtain an award of damages in connection with the Merger and which, in the good faith judgment of any of the parties, is material; and

(c)    All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation after the consummation of the Merger, shall have been obtained, including, without limitation, any consents required under the Credit Agreement, the Master Equipment Lease Agreement No. 36137 with Bank of America Leasing & Capital dated October 29, 2003 and the ISDA Master Agreement with BNP Paribas dated November 21, 2003.

4.2     Additional Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is, at the option of Parent, also subject to the fulfillment at or prior to the Closing Date (unless an earlier date is provided herein) of the following conditions:

(a)    The representations and warranties of GeoMet contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time, all of the terms, covenants and conditions of this Agreement to be complied with and performed by GeoMet or the GeoMet Subsidiaries on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the president of GeoMet shall have been delivered to Parent;

(b)    Since the date of this Agreement, no Material Adverse Effect pertaining to GeoMet shall have occurred, and neither GeoMet, nor the GeoMet Subsidiaries shall have suffered any damage, destruction or loss materially and adversely affecting the properties or business of GeoMet and the GeoMet Subsidiaries as a whole, and Parent shall have received a certificate signed by the president of GeoMet dated the Closing Date to such effect;

(c)    The persons who will be the stockholders of the Surviving Corporation immediately following the Merger shall have entered into a stockholders’ agreement in a form agreeable to Parent;

(d)    Each of the stockholders of GeoMet shall have delivered a certificate to the Parent pursuant to which each such stockholder represents and warrants that such stockholder is (and immediately prior to the Effective Time will be) the sole record and beneficial owner of the shares of GeoMet Common Stock owned by such stockholder and that such shares are free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities laws and under the Stockholders’ Agreement dated as of December 8, 2000 by and among GeoMet and its stockholders; and

(e)    The GeoMet Board or committee of the GeoMet Board with authority to administer the 2001 Stock Option Plan shall have taken action such that the GeoMet Options shall have converted into Parent Options in accordance with Section 1.10.

4.3     Additional Conditions to Obligations of GeoMet. The obligation of GeoMet to effect the Merger is, at the option of GeoMet (as determined by the Special Committee), also subject to the fulfillment at or prior to the Closing Date of the following condition:

(a)    The representations and warranties of Parent contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Parent on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the president of Parent shall have been delivered to GeoMet; and

(b)    Parent shall have agreed to cancel the $40,000,000 principal amount of subordinated debt owed by GeoMet to Parent.

ARTICLE V

MISCELLANEOUS

5.1     Termination . This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Parent or the stockholders of GeoMet:

(a)    by mutual consent of Parent and GeoMet;

(b)    by either Parent or GeoMet if the Merger has not been effected on or before June 30, 2005;

(c)    by Parent if any of the conditions set forth in Sections 4.2 is not satisfied;

(d)    by GeoMet if any of the conditions set forth in Section 4.3 is not satisfied; or

(e)    by either Parent or GeoMet if a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered.

5.2     Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Parent and GeoMet, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and ABCA. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

5.3     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, and the representations and warranties set forth in Section 2.2(a), (c), (d), (e), (f), (g), (h), (i), (k) and (q) which shall survive the Effective Time for a period of one year solely for the benefit of the stockholders of GeoMet other than the stockholders of Parent prior to the Merger.

5.4     Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

5.5     Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by expedited courier service, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to GeoMet:	GeoMet, Inc. 5336 Stadium Trace Parkway, Suite 206 Birmingham, AL 35244 Attention: J. Neil Walden, Jr.

with a copy to:	Burr & Foreman 420 North 20th Street, Suite 3100 Birmingham, Alabama 35203 Attention: Edward R. Christian

if to Parent:	GeoMet Resources, Inc. 909 Fannin, Suite 3208 Houston, Texas 77010 Attention: J. Darby Seré

with a copy to:	Thompson & Knight L.L.P. 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 Attention: Jeffrey A. Zlotky

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 5.5. Such notices shall be effective, (i) if delivered in person or by expedited courier service, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

5.6     Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5.7     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

5.8     Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

5.9     Headings . The Section headings herein are for convenience only and shall not affect the construction hereof.

5.10   Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

5.11   Third Party Beneficiaries. Parent acknowledges and agrees that the shareholders of GeoMet, other than the current stockholders of Parent, are relying upon the representations and warranties of Parent contained Section 2.2(a), (c), (d), (e), (f), (g), (h), (i), (k) and (q) and that consequently such stockholders shall be deemed third party beneficiaries of such representations, entitled to enforce any breach of such representations and warranties against Parent.

ARTICLE VI

DEFINITIONS

6.1     Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Article:

“Applicable Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

“Benefit Program or Agreement” means each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not a Plan.

“Defensible Title” means, as to each Oil and Gas Interest, such title that:

(i)    Is defensible by GeoMet or one of the GeoMet Subsidiaries, as applicable, against the claims of all other persons; and

(ii)    Entitles GeoMet or one of the GeoMet Subsidiaries, as applicable, to receive not less than the net revenue interest for such Oil and Gas Interest; and

(iii)    Obligates GeoMet or one of the GeoMet Subsidiaries, as applicable, to pay costs and expenses relating to such Oil and Gas Interest in an amount not greater than the “Working Interest” with respect to such Oil and Gas Interest; and

(iv)    Except for Permitted Encumbrances, is free and clear of any Encumbrance.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

“Hydrocarbon Agreement” means any of the following:

(i)    “Hydrocarbon Purchase Agreement,” which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which GeoMet or one of the GeoMet Subsidiaries is a buyer of hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third party seller, and which do not obligate the purchaser to take any specified quantity of hydrocarbons or to pay for any deficiencies in quantities of hydrocarbons not taken).

(ii)    “Hydrocarbon Sales Agreement,” which means any sales agreement, purchase contract or marketing agreement that is currently in effect and under which any of GeoMet or the GeoMet Subsidiaries is a seller of hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days’ notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arms’-length contract for the same term with an unaffiliated third party purchaser).

(iii)    “Hydrocarbon Support Agreement,” which means any gathering, transportation, treatment, compression, processing or similar agreement that is currently in effect and to which GeoMet or one of the GeoMet Subsidiaries is a party (other than gathering, transportation, treatment, compression, processing and similar agreements that have been entered into in the ordinary course of business and which contain market value prices and terms of the type found in gathering, transportation, treatment, compression, processing and similar agreements entered into between unaffiliated parties in arm’s-length transactions).

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or would reasonably likely be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of (A) GeoMet and the GeoMet Subsidiaries as a whole, or (B) Parent, such that GeoMet and the GeoMet Subsidiaries as a whole or Parent, as applicable has or would suffer a diminution in value of 10% or more, or (ii) to the ability of GeoMet or Parent, as applicable, to perform on a timely basis any material obligation of GeoMet or Parent, respectively, under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

“Oil and Gas Interest(s)” means (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Permitted Encumbrances” means (i) Encumbrances for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business, (ii) requirements for consent to assignment and other encumbrances of a similar nature which are part of contracts customarily used in the oil and gas industry, (iii) Encumbrances for Taxes not yet payable, (iv) Encumbrances and imperfections of title, including servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; easements for streets, alleys, highways, pipelines, power lines, telephone lines and railways, and other assessments and rights-of-way, and all other liens, in each case listed in this subsection (iv) that (A) do not arise in connection with or secure indebtedness for money borrowed or owed or the extension of credit, (B) do not materially detract from the value of the Oil and Gas Interests subject thereto or affected thereby or otherwise materially impair the Property or operations being conducted thereon or therewith, so a reasonably prudent operator engaged in the oil and gas industry with knowledge of the facts and circumstances and the legal effect thereon would accept title to such Oil and Gas Interests subject to such detractions, interferences or impairments or (C) do not reduce the net revenue interest or increase the working interest for the affected Oil and Gas Interests, (v) all liens, mortgages and deeds of trust granted by GeoMet in favor of Fleet National Bank, as Administrative Agent under the Amended and Restated Credit Agreement, dated November 21, 2003, as amended on November 22, 2004 (the “Credit Agreement“), and (vi) any other Encumbrances to the extent such Encumbrances do not have a Material Adverse Effect on GeoMet.

“person” means any individual, corporation, partnership, joint venture, limited liability company association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Plan” shall mean an “employee benefit plan” as such term is defined in Section 3(3) of ERISA.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

“Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

6.2     Certain Additional Defined Terms. In addition to such terms as are defined in Section 6.1, the following terms are used in this Agreement as defined in the pages set forth opposite such terms:

Term	Page
2001 Plan	6
ABCA	1
Agreement	1
CERCLA	11
Closing	1
Closing Date	2
Code	1
Contracts	14
Credit Agreement	32
DGCL	1
Dissenting Shares	5
Effective Time	2
Environmental Laws	11
Exchange Ratio	3
Financial Statements	7
GeoMet	1
GeoMet Articles	5
GeoMet Board	7
GeoMet Common Stock	1
GeoMet ERISA Affiliate	9
GeoMet Option	4
GeoMet Subsidiaries	5
Merger	1
Non-dilution Option	4
Parent	1
Parent Certificate	2
Parent Common Stock	1
Parent Contracts	21
Parent ERISA Affiliate	18
Parent Financial Statements	16
Parent Option	4
Proxy Statement	25
RCRA	11
Special Committee	1
Surviving Corporation	1

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

GEOMET RESOURCES, INC.

By:
Name:
Title:

GEOMET, INC.

By
Name:
Title: